Exhibit 21

SUBSIDIARIES OF CONN’S, INC.

Subsidiary	Jurisdiction
Conn Appliances, Inc.	Texas
Conn Credit Corporation, Inc.	Texas
CAI Holding, LLC	Delaware
CAI Credit Insurance Agency, Inc.	Louisiana
Conn Credit I, LP	Texas
Conn Lending, LLC	Delaware
Conn’s Receivables Funding I GP, LLC	Texas
Conn’s Receivables, LLC	Delaware
Conn’s Receivables Funding I, LP	Texas
Conn Appliances Receivables Funding, LLC	Delaware
Conn’s Receivables Funding 2017-B, LLC	Delaware
Conn’s Receivables 2017-B Trust	Delaware
Conn’s Receivables Funding 2018-A, LLC	Delaware
Conn’s Receivables 2018-A Trust	Delaware
Conn’s Receivables Warehouse LLC	Delaware
Conn’s Receivables Warehouse Trust	Delaware
Conn’s Receivables Funding 2019-A, LLC	Delaware
Conn’s Receivables 2019-A Trust	Delaware
Conn’s Receivables Funding 2019-B, LLC	Delaware
Conn’s Receivables 2019-B Trust	Delaware